NUVEEN INVESTMENT TRUST II

NOTICE OF CONTINUANCE OF INVESTMENT SUB-ADVISORY AGREEMENT

WHEREAS, Nuveen Fund Advisors, LLC, a Delaware limited liability company (the “Manager”) and Winslow Capital Management, LLC, a Minnesota limited liability company (the “Sub-Adviser”) have entered into a Sub-Advisory Agreement dated as of October 1, 2014, pursuant to which the Sub-Adviser furnishes investment advisory services to the Nuveen Winslow Large-Cap Growth Fund, a series of Nuveen Investment Trust II; and

WHEREAS, pursuant to the terms of the Agreement, the Agreement shall continue in force from year to year after the initial effective period, provided that such continuance is specifically approved for each Portfolio (as defined in the Agreement) at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder.

NOW THEREFORE, this Notice memorializes between the parties that the Board of Trustees of Nuveen Investment Trust II, including the independent Trustees, at a meeting called in part for the purpose of reviewing the Agreement, have approved the continuance of the Agreement with respect to each Portfolio until August 1, 2019, in the manner required by the Investment Company Act of 1940.

Dated as of July 24, 2018

NUVEEN FUND ADVISORS, LLC

	By:	/s/ Gifford R. Zimmerman
Managing Director
ATTEST:

/s/ Virginia O’Neal

WINSLOW CAPITAL MANAGEMENT, LLC

	By:	/s/ Laura J. Hawkins
	Its:	Managing Director, CAO & CCO
ATTEST:

/s/ Derek M. Ciernia